Exhibit 16.1

Tel: (310) 557-0300 Fax: (310) 557-1777 www.bdo.com	515 S Flower St, 47th Floor Los Angeles, CA 90071

September 24, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 10, 2020, filed by our former client, Emmaus Life Sciences, Inc. (“Company”). We agree with the statements made in response to that Item insofar as they relate to our Firm, except as it relates to the following:

At the time of BDO USA, LLP’s (“BDO”) dismissal, there were (1) disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Act of 1933, as amended (“Regulation S-K”), and related instructions), between management of the Company and BDO on matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of BDO, would have caused us to refer to the disagreements in our reports on the financial statements for 2019, and (2) reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K.

The disagreements relate to the following material misstatements: (1) the accounting for the investment in E.J. Holdings, Inc., (2) the accounting for certain warrants issued in 2018 with continuing impact on 2019, (3) the accounting for two revenue adjustments recorded in 2019 that should be recorded in 2018, (4) the accounting for a certain debt and related warrants issued in 2018 that have continuing impact in 2019, and (5) the accounting for certain debt modifications occurring in 2019. Each of these matters was discussed with the audit committee of the board of directors of the Company. BDO had also informed management and the audit committee that there existed material weaknesses in the Company’s internal controls over financial reporting.

Very truly yours,

BDO USA, LLP

cc:	Yashushi Nagasaki, Chief Financial Officer

Robert Dickey IV, Audit Committee Chairperson

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.